EXHIBIT 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 11, 2012, is made and entered into by and among JPMorgan Chase Bank, N.A. (“Bank”), Platinum Energy Solutions, Inc., a Nevada corporation (“Borrower”), and Platinum Pressure Pumping, Inc., a Delaware corporation (the “Guarantor”).

RECITALS

A.    Bank, Borrower and Guarantor are parties to that certain Credit Agreement, dated as of December 28, 2011 (the “Credit Agreement”).

B.    Bank, Borrower and Guarantor desire to amend the Credit Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Section 1.1    Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same definitions assigned to such terms in the Credit Agreement, as amended hereby.

ARTICLE II
Amendments to the Credit Agreement

Section 2.1    Definitions.

(a)    The definition of “EBITDA” in Section 2.1 of the Credit Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

““EBITDA” means the sum of Borrower's earnings before interest expense, taxes, depreciation expense and amortization expense for the three (3) consecutive months then ending on financial statements beginning January 1, 2012 through March 31, 2012, on an annualized basis, (ii) thereafter, effective as of June 30, 2012, each period of six (6) consecutive months then ending, on an annualized basis, (iii) thereafter, effective as of September 30, 2012, each period of nine (9) consecutive months then ending, on an annualized basis, and (iv) then, effective as of December 31, 2012 and continuing thereafter, each period of twelve (12) consecutive months then ending, on a rolling four quarter basis; provided however, the following shall be added back to the extent applicable to the calculation period: (a) Non-Recurring Expenses, and (b) cash proceeds from the sale of Equity Interests (items (a), (b) and (c), the “EBITDA Add-backs”).”

(b)    The following definition of “Non-Recurring Expenses” shall be added to Section 2.1 of the Credit Agreement:

““Non-Recurring Expenses” mean (i) up to $2.6 million in non-recurring expenses incurred in the first quarter of 2012, and (ii) up to $9 million in non-cash, non-recurring expenses for potential write-offs in 2012 related to equipment deposits, as approved by Bank in its sole discretion.

Section 2.2    Leverage Ratio. Section 4.13.A of the Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

“A.    Leverage Ratio. The Borrower shall maintain at all times a Leverage Ratio of not more than (i) 7.0 to 1.0 measured as of June 30, 2012, (ii) 4.0 to 1.0 measured as of September 30, 2012, and (iii) 3.0 to 1.0 measured quarterly thereafter beginning December 31, 2012.”

Section 2.3    Fixed Charge Coverage Ratio. Section 4.13.B of the Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

“B.    Minimum Fixed Charge. The Borrower shall maintain at all times a Fixed Charge Coverage Ratio of not less than (i) 1.0 to 1.0 measured as of September 30, 2012, and (ii) 1.25 to 1.0 measured quarterly thereafter beginning December 31, 2012.”

Section 2.4    Minimum Tangible Net Worth. Section 4.13.C of the Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

“C.    Minimum Average Daily Cash Position. The Borrower shall maintain an average daily cash balance (the aggregate daily cash balances for each day during the month divided by the number of days in such month) of at least $5,000,000 for each month, beginning with the month ending May 31, 2012.”

Section 2.5    Minimum EBITDA. Section 4.13.D of the Credit Agreement is hereby deleted in its entirety.

Section 2.6    Financial Covenants. The second to last paragraph of Section 4.13 of the Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

“If the Borrower fails to comply with any covenant contained in Section 4.13 (the “Financial Covenants”), then the Borrower shall have the right, until the expiration of the tenth day subsequent to the date on which the Compliance Certificate in respect of the applicable fiscal quarter in which such failure occurred is required to be delivered pursuant to Section 4.5, to issue Equity Interests for cash or otherwise receive cash contributions from shareholders and, in each such case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”, and such cash amount received by the Borrower, the “Cure Amount”). Upon the receipt by the Borrower of the Cure Amount, EBITDA shall be recalculated to add the Cure Amount, for the immediate applicable fiscal quarter in which such failure occurred and for each of the successive three fiscal quarters.”

Section 2.7    Covenant Calculations. The EBITDA Add-backs shall be applicable to all applicable covenant calculations.

ARTICLE III
Conditions Precedent

Section 3.1    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Bank:

(a)    The representations and warranties contained herein and in all other Loan Documents shall be true and correct as of the date hereof as if made on the date hereof;

(b)    No Default or Event of Default (other than the Disclosed Defaults) shall have occurred and be continuing; and

(c)    All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Bank and its legal counsel.

ARTICLE IV
Ratifications, Representations, and Warranties

Section 4.1    Ratifications by Borrower. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Credit Agreement as amended by this Amendment shall continue to be legal, valid, binding and enforceable in accordance with its terms.

Section 4.2    Renewal and Extension of Security Interests and Liens. Borrower hereby renews and regrants the liens and security interests created and granted in the Loan Documents. Borrower agrees that this Amendment shall in no manner affect or impair the liens and security interests securing the Indebtedness, and that such liens and security interests shall not in any manner be waived, the purposes of this Amendment being to modify the Credit Agreement as herein provided, and to carry forward all liens and security interest securing same, which are acknowledged by Borrower to be valid and subsisting.

Section 4.3    Representations and Warranties. Borrower represents and warrants to Bank as follows: (a) the execution, delivery and performance of this Amendment and any and all Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite company action on the part of Borrower and will not violate the articles of organization or limited liability company agreement of Borrower or any agreement to which Borrower is a party; (b) the representations and warranties contained in the Credit Agreement as amended hereby and in each of the other Loan Documents are true and correct on and as of the date hereof as though made on and as of the date hereof; (c) no default or Event of Default (other than the Disclosed Defaults) under the Credit Agreement has occurred and is continuing; and (d) Borrower is in full compliance with all covenants and agreements contained in the Credit Agreement, as amended hereby.

ARTICLE V
Miscellaneous

Section 5.1    Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or any other Loan Document, including without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Bank or any closing shall affect such representations and warranties or the right of Bank to rely thereon.

Section 5.2    Reference to Credit Agreement. Each of the Loan Documents and the Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

Section 5.3    Expenses of Bank. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Bank directly in connection with the preparation, negotiation and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Bank's legal counsel, and all costs and expenses incurred by Bank in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby, or any other Loan Document, including, without limitation, the reasonable costs and fees of Bank's legal counsel.

Section 5.4    Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 5.5    Governing Law. This Amendment and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflicts of laws.

Section 5.6    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and legal representatives, except that none of the parties hereto other than Bank may assign or transfer any of its rights or obligations hereunder without the prior written consent of Bank.

Section 5.7    Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

Section 5.8    Release. Each of Borrower and Guarantor, for itself and for its principals, agents, employees, predecessors, successors, assigns, affiliated corporations, and other affiliated entities or persons, hereby voluntarily, knowingly, and unconditionally releases, relinquishes, and forever discharges Bank and Bank's employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors, assigns, subsidiary corporations, parent corporations, and related corporate divisions (collectively, the “Released Parties”) from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted, or suffered to be done by any the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to the Credit Agreement and Loan Documents, including, without limitation, any such claims, suits, damages, cost or liabilities arising out of or relating to a claim of breach of contract, fraud, lender liability or misconduct, breach of fiduciary duty, usury, unfair bargaining position, unconscionably, violation of law, negligence, error or omission in accounting or calculations, misappropriation of funds, tortious conduct or reckless or willful misconduct (all of the foregoing hereinafter called the “Released Matters”).

Section 5.9    Effect of Waiver. No consent or waiver, express or implied, by Bank to or for any breach of or deviation from any covenant, condition or duty by Borrower, shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

Section 5.10    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

SECTION 5.11    ENTIRE AGREEMENT. THIS AMENDMENT, THE LOAN AGREEMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH AND PURSUANT TO THIS AMENDMENT AND THE LOAN AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Credit Agreement as of the date set forth above.

Platinum Energy Solutions, Inc.

By:	/s/ L. Charles Moncla, Jr.
Name: L. Charles Moncla, Jr.
Title: CEO

Platinum Pressure Pumping, Inc.

By:	/s/ L. Charles Moncla, Jr.
Name: L. Charles Moncla, Jr.
Title: CEO

JPMorgan Chase Bank, N.A.

By:	/s/ Ed Hebert
Name: Ed Hebert
Title: